[GRAPHIC OMITTED]                                     [GRAPHIC OMITTED]


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Conference call:           Today, Thursday, February 14, 2008 at 10:00 a.m. EST
Dial-in numbers:           800-374-0146 or 706-634-1307 (international)
Webcast / Replay URL:      www.integramed.com or www.earnings.com
Phone Replay               800-642-1687 or 706-645-9291 through Feb. 21
Conference ID#             33268502
--------------------------------------------------------------------------------

                    IntegraMed(R) Reports Improved Q4 and 2007
                          Earnings Before Income Taxes

PURCHASE, NEW YORK--February 14, 2008 -- IntegraMed America, Inc. (NASDAQ:
INMD), the leading operator of fertility centers and vein clinics in the United States, today announced results for the fourth quarter (Q4) and the year ended December 31, 2007, as highlighted below. The results reflect strength in the Company's traditional fertility center and consumer businesses as well as the contribution from its recently acquired Vein Clinics division.

--------------------------------------------------------------------------------

                            Summary Financial Results
                      (in thousands, except per share data)

--------------------------------------------------------------------------------
                       Q4 2007  Q4 2006          Year 2007 Year 2006
                         (4)      (1)              (2)(4)     (1)
--------------------- --------- -------- -------- -------- --------- ----------
Total revenues         $45,290  $32,341     +40%  151,998  $126,438       +20%
--------------------- --------- -------- -------- -------- --------- ----------
Total contribution      $4,003   $3,281     +22%  $15,368   $12,733       +21%
--------------------- --------- -------- -------- -------- --------- ----------
Income before Taxes     $1,229   $1,145      +7%   $4,952    $3,731       +33%
--------------------- --------- -------- -------- -------- --------- ----------
Tax provision             $365     $333     +10%   $1,695    $1,328       +28%
--------------------- --------- -------- -------- -------- --------- ----------
Tax benefit (1)              0   ($821)       Nm        0    ($821)         nm
--------------------- --------- -------- -------- -------- --------- ----------
Net income                $864   $1,633     -47%   $3,257    $3,224        +1%
--------------------- --------- -------- -------- -------- --------- ----------
EPS (3)                  $0.10    $0.20     -50%    $0.39     $0.39         0%
--------------------- --------- -------- -------- -------- --------- ----------
Diluted shares (3)       8,643    8,220      +5%    8,410     8,194         3%
--------------------- --------- -------- -------- -------- --------- ----------

(1) Net income for Q4 and the full year 2006 benefited from an $821,000, or $0.10 per diluted share, reduction in the provision for income taxes caused principally by the elimination of a valuation allowance on deferred tax assets.
(2) Effective with Q3 2007 reporting, IntegraMed has reclassified certain costs in order to give investors a clearer view of divisional and corporate operating results in the current and year-ago periods. Prior periods have been restated to reflect this reclassification.
(3) EPS and weighted average share figures reflect the 25% stock split paid May 4, 2007.
(4)  Includes results of Vein Clinics of America from the August 8,
     2007 date of acquisition.

Q4 2007 revenues grew 40% versus the prior year's period, reflecting contributions from all three operating divisions, including a full period's contribution from the new Vein Clinics division acquired in August 2007. IntegraMed's Fertility Centers division grew by 10%, and its Consumer Services division grew by 13% compared to Q4 2006.

Q4 2007 total contribution rose 22% to $4.0 million compared to Q4 2006 total contribution of $3.3 million. Contribution rates in all three divisions were impacted by the previously announced strategic program to make additional infrastructure investments to position the Company for accelerated long-term growth and the reclassification of certain costs in order to give investors a clearer view of divisional and corporate operating results in the current and year-ago periods. IntegraMed expects to continue making infrastructure investments through the middle of 2008. Corporate G&A expenses increased year-over-year related to costs to support the divisions, however they declined as a percent of revenue and of total contribution. The modest increase in G&A expense is also expected to continue through mid-2008. Q4 2007 results were also impacted by net interest expense caused by lower average cash balances available for investing and increased borrowing related to the Vein Clinics acquisition.

Q4 and full year 2006 net income and earnings per share benefited from an $821,000, or $0.10 per diluted share, reduction in the provision for income taxes caused principally by the elimination of a valuation allowance on deferred tax assets that reduced the Company's 2006 effective tax rate to 13.6%. After eliminating the effect of the 2006 tax adjustment, Q4 2007 net income of $864,000 represented a 6% improvement over Q4 2006 adjusted net income of $812,000. On a reported basis, IntegraMed's Q4 2007 net income was $864,000, or $0.10 per diluted share, compared to Q4 2006 net income of $1.6 million, or $0.20 per diluted share. The weighted average of diluted shares outstanding rose 5% to 8.64 million in Q4 2007, compared to 8.22 million in the year-ago Q4 period.

For the full year 2007, IntegraMed reported total revenues grew 20% to $152.0 million, compared to total revenues of $126.4 million in 2006. 2007 results reflect a partial year's contribution from the Vein Clinics division acquired August 8, 2007. Total contribution in 2007 increased 21% to $15.4 million compared to 2006 total contribution of $12.7 million.

Full year 2007 net income was $3.3 million, representing a 36% increase over full year 2006 net income, before the tax benefit, of $2.4 million. The 2007 EPS of $0.39 represented a 34% increase over the tax adjusted 2006 EPS of $0.29. On a reported basis, IntegraMed's 2007 net income was $3.3 million, or $0.39 per diluted share, compared to 2006 net income of $3.2 million, also $0.39 per diluted share.

IntegraMed CEO, Jay Higham commented, "IntegraMed has embarked on a long-term strategy which we believe will deliver faster growth for the next several years. With the VCA acquisition and the ensuing realignment into three business divisions behind us, we are supporting our growth goals with selected infrastructure and personnel investments. As we have previously stated, these investments are required to extend a strong management platform to support accelerated expansion for the Vein Clinics business and allow us to identify and implement specific growth and profitability initiatives within each business. This includes putting into place in Vein Clinics all of the financial controls and reporting that are required within a public company.

"We have demonstrated our ability to drive growth in contribution margins through the tight control of expenses, and we do not intend to lose that focus now, however this transition and integration will require a few quarters of assembling all of the pieces before these investments will begin to yield the intended results. We are approximately halfway through this new investment cycle and, as such, anticipate making some additional infrastructure investments in our businesses through the middle of 2008."

"Our growth rate and financial results continue to demonstrate the `value-add' we provide our customers in terms of new patient recruitment and operational efficiency," continued Mr. Higham. "Given the value we provide to physicians and patient outcomes, we believe IntegraMed is particularly well positioned for growth. Though our business has not been affected in any meaningful way by previous economic downturns, we continue to actively monitor and manage each business. So far, we have not seen any significant economic impact in any of our divisions, and we remain confident in our ability to drive increases in revenues and contribution in all of our divisions in 2008."

Fertility Centers
Our Fertility Centers division continues to achieve above-industry growth rates, reflecting the value of our suite of services. Patient volume increased 16% in Q4 2007 at the practice level leading to a 15% increase in Contribution compared to the same quarter in 2006. These results include same store growth as well as contributions from the recently announced service agreements for facilities in Baltimore (6 months) and Orlando (4 months). Full year Fertility Center contribution margin increased to 8.3% from 7.5% a year ago as a result of continued efforts to improve Partner performance and practice efficiency.

Consumer Services
Shared Risk Refund enrollments for 2007 rose 22% over 2006, demonstrating expanding consumer interest and awareness of this program across the country. Growth in Shared Risk Refund enrollments should translate into incremental revenue and contribution throughout the year as treatment progresses on these patients.

Contribution margin from Consumer Services declined versus year-ago levels reflecting infrastructure investments, a decrease in contribution from the low-margin pharmaceutical sales, which has effectively been phased out, and from a small dip in pregnancy rates within the Shared Risk Refund program to 39.2% in 2007 from 41.6% in 2006. Pregnancy rates are expected to naturally vary period over period, and this decrease remains within the anticipated range and much higher than the national average. The Company expects that variances in pregnancy rates should moderate over time as the scope of the Shared Risk Refund program expands.

Vein Clinics
Results in the Vein Clinics division reflect a full quarter's contribution in Q4 2007 and a partial year's (since the August 8, 2007 date of acquisition) contribution in 2007; there was no contribution from Vein Clinics in the prior year's periods. Vein Clinics continues to achieve record patient volumes at the same time it has been bolstering its senior management ranks in the areas of new clinic development, regional management and revenue cycle management and upgrading clinic equipment and facilities to improve productivity. The division is also looking to recruit marketing and other leadership positions in early 2008, rounding out its senior management team. The Vein Clinics division met its goal of three new clinics in 2007, the most recent in Sterling, Virginia on December 4 and expects to open five additional centers in 2008. Notwithstanding the incremental investments being made in senior personnel, equipment and new clinic development, IntegraMed still expects the addition of the Vein Clinics division to be neutral to slightly accretive during 2008, with greater accretion in 2009 and beyond.

Cash Flow and Balance Sheet
Operating cash flow was $1.9 million in Q4 2007 and $16 million for the full year 2007. $6.2 million was invested in fixed assets during 2007 and $28 million of cash was spent in 2007 on the Vein Clinics and Orlando transactions. The Company also borrowed $25 million to support these transactions and retire $15.1 million in previously outstanding debt. Reflecting these investments and borrowing, IntegraMed experienced a net decrease in cash of $8.4 million in 2007 ending the year with cash and equivalents totaling $23.7 million.

About IntegraMed America, Inc. (www.integramed.com)
IntegraMed America, Inc. is the leading operator of fertility centers and vein care clinics in the United States. The Company supports its provider networks with state-of-the art information systems; marketing and payer contracting; financial planning, reporting and analysis; organizational planning and development; quality assurance initiatives; human resources administration; and purchasing services. IntegraMed also offers consumer treatment-financing programs and operates www.integramed.com, a leading fertility portal.

The IntegraMed Fertility network consists of 29 contracted centers in 96 locations across the United States, including 166 physicians and Ph.D. scientists. Network membership is limited to one practice per metropolitan area, yet one of every five IVF procedures in the U.S. is performed in an IntegraMed fertility practice. The Vein Care network is the leading provider of vein care services in the US and operates 28 centers in 11 states, principally in the Midwest and Southeast and operates www.veinclinics.com, a leading vein care portal.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of February 14, 2008 and IntegraMed undertakes no duty to update this information.



CONTACT:
Investors:
John W. Hlywak, Jr., EVP and CFO            Steven Hecht, David Collins
IntegraMed America, Inc.                    Jaffoni & Collins Incorporated
jhlywak@integramed.com                      inmd@jcir.com
914-251-4143                                212/835-8500

Media and Physicians:
Scott Soifer, VP Marketing and Development
IntegraMed America, Inc.
scott.soifer@integramed.com
914-251-4186








                                 (tables follow)


                            IntegraMed America, Inc.
                      Consolidated Statement of Operations
              (all amounts in thousands, except per share amounts)

                                                  For the                   For the
                                             three-month period               year
                                             ended December 31,        ended December 31,
                                             ------------------        ------------------
                                              2007        2006          2007        2006
                                             ------      ------        ------      ------
                                               (unaudited)                 (unaudited)
Revenues:

     Fertility Centers ................   $  31,212    $  28,366    $ 121,078    $ 112,767
     Consumer Services ................       4,481        3,975       16,636       13,671
     Vein Clinics .....................       9,597         --         14,284         --
                                          ---------    ---------    ---------     ---------
     Total Revenues ...................      45,290       32,341      151,998      126,438
                                          ---------    ---------    ---------     ---------

Costs of services and sales:

     Fertility Centers ................      28,748       26,221      111,059      104,357
     Consumer Services ................       3,394        2,839       12,267        9,348
     Vein Clinics .....................       9,145         --         13,304         --
                                          ---------    ---------    ---------     ---------
     Total Cost of Services and Sales .      41,287       29,060      136,630      113,705
                                          ---------    ---------    ---------     ---------

Contribution
     Fertility Centers ................       2,464        2,145       10,019        8,410
     Consumer Services ................       1,087        1,136        4,369        4,323
     Vein Clinics .....................         452         --            980         --
                                          ---------    ---------    ---------     ---------
     Total Contribution ...............       4,003        3,281       15,368       12,733
                                          ---------    ---------    ---------     ---------

General and administrative expenses, ..       2,511        2,296       10,536        9,380
Interest income .......................        (268)        (323)      (1,256)      (1,073)
Interest expense ......................         531          163        1,136          695
                                          ---------    ---------    ---------     ---------
     Total other expenses .............       2,774        2,136       10,416        9,002
                                          ---------    ---------    ---------     ---------

Income before income taxes ............       1,229        1,145        4,952        3,731
Income tax provision (1) ..............         365         (488)       1,695          507
                                          ---------    ---------    ---------     ---------
Net income (1) ........................   $     864    $   1,633    $   3,257    $   3,224
                                          =========    =========    =========     =========

Basic and diluted earnings per share:
     Basic earnings per share (1) (2) .   $    0.10    $    0.20    $    0.39    $    0.40
                                          =========    =========    =========     =========
     Diluted earnings per share (1) (2)   $    0.10    $    0.20    $    0.39    $    0.39
                                          =========    =========    =========     =========

Weighted average shares - basic (2) ...       8,551        8,111        8,310        8,090
                                          =========    =========    =========     =========
Weighted average shares - diluted (2) .       8,643        8,220        8,410        8,194
                                          =========    =========    =========     =========


1. Net income for Q4 and the full year 2006 benefited from an $821,000, or $0.10 per diluted share, reduction in the provision for income taxes caused principally by the elimination of a valuation allowance on deferred tax assets.
2. EPS and weighted average share figures reflect the 25% stock split paid May 4, 2007.



                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                           (all amounts in thousands)
                                   (Unaudited)


                                                                     December 31,  December31,
                                                                     -----------   -----------
                                                                         2007          2006
                                                                     -----------   -----------
ASSETS
Current assets:
   Cash and cash equivalents ......................................   $  23,740    $  32,184
   Patient and other receivables, net .............................       5,811          445
   Deferred taxes .................................................       4,460        2,472
   Other current assets ...........................................       4,669        2,927

     Total current assets .........................................      38,680       38,028

   Fixed assets, net ..............................................      16,912       13,900
   Intangible assets, Business Service Rights, net ................      22,305       22,892
   Goodwill .......................................................      29,059            0
   Trademarks .....................................................       4,492           13
   Other assets ...................................................       1,619          689
                                                                      ---------    ---------
     Total assets .................................................   $ 113,067    $  75,522
                                                                      =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable ...............................................   $   1,895    $   1,507
   Accrued liabilities ............................................      16,679       11,850
   Current portion of long-term notes payable and other obligations       3,661        1,505
   Due to Fertility Medical Practices, net ........................       9,043        4,299
   Shared Risk Revenue patient deposits ...........................       9,668        6,526
                                                                      ---------    ---------

       Total current liabilities ..................................      40,946       25,687

Deferred and other tax liabilities ................................       1,819        1,732
Long-term notes payable and other obligations .....................      21,799        7,269
                                                                      ---------    ---------
                                                                         64,564       34,688
Commitments and Contingencies

Shareholders' equity:
   Common stock ...................................................          86           81
   Capital in excess of par .......................................      53,890       49,245
   Other comprehensive income (loss) ..............................         (82)          (9)
   Treasury Stock .................................................        (165)        --
   Accumulated deficit ............................................      (5,226)      (8,483)
                                                                      ---------    ---------
       Total shareholders' equity .................................      48,503       40,834
                                                                      ---------    ---------

       Total liabilities and shareholders' equity .................   $ 113,067    $  75,522
                                                                      =========    =========



                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (all amounts in thousands)
                                   (Unaudited)

                                                                               For the                  For the
                                                                          Three-month period              Year
                                                                           ended December 31,       ended December 31,
                                                                          -------------------       ------------------
                                                                            2007       2006          2007        2006
                                                                          -------    --------       ------     -------

Cash flows from operating activities:
    Net income ......................................................... $    864    $  1,633    $  3,257    $  3,224
    Adjustments to reconcile net income to net cash provided
       by operating activities:
      Depreciation and amortization ....................................    1,768       1,490       6,450       5,705
      Deferred income tax provision ....................................      489        (984)        469        (799)
      Deferred or stock based compensation .............................      200         192         558         492
    Changes in assets and liabilities ?
      Decrease (increase) in assets, net of assets acquired
      from VCA :
         Patient and other accounts receivable .........................      193         (90)       (378)         45
         Prepaid and other current assets ..............................   (1,792)        566        (736)       (159)
         Other assets ..................................................     (944)        (15)       (122)        (99)
      (Decrease) increase in liabilities, net of liabilities acquired from VCA:
         Accounts payable ..............................................     (418)        742        (271)        590
         Accrued liabilities ...........................................      900       2,002         (56)      3,827
         Due to Fertility Medical Practices ............................      715         451       4,744        (650)
         Shared Risk Refund and Vein Clinic patient deposits ...........      (85)         43       2,041       1,787
                                                                           ------     -------      ------     -------
Net cash provided by operating activities ..............................    1,890       6,030      15,956      13,963
                                                                           ------     -------      ------     -------

Cash flows used in investing activities:
Purchase of business service rights ....................................     --          --        (2,653)       --
Other Intangibles ......................................................      (36)        (12)        (40)        (12)
Cash paid to purchase VCA, net of cash acquired ........................   (1,967)       --       (25,409)       --
Purchase of fixed assets and leasehold improvements ....................   (2,009)     (1,497)     (6,222)     (3.233)
                                                                           ------     -------      ------     -------
Net cash used in investing activities ..................................   (4,012)     (1,509)    (34,324)     (3.245)
                                                                           ------     -------      ------     -------

Cash flows used in financing activities:
Principal repayments on debt ...........................................      (31)       (256)    (15,163)     (1,382)
Debt issuance ..........................................................     --          --        25,000        --
Common stock transactions ..............................................       25         120          87         327
                                                                           ------     -------      ------     -------
Net cash provided by (used in) financing activities ....................       (6)       (136)      9,924      (1,055)
                                                                           ------     -------      ------     -------

Net increase (decrease) in cash ........................................   (2,128)      4,385      (8,444)      9,663
Cash at beginning of period ............................................   25,868      27,799      32,184      22,521
                                                                           ------     -------      ------     -------
Cash at end of period ..................................................   23,740      32,184      23,740      32,184
                                                                           ======     =======      ======     =======

Supplemental Information:
     Interest paid .....................................................      710         169       1,024         695
     Income taxes paid .................................................      488          80       1,130         327
